United States securities and exchange commission logo





                          June 26, 2024

       Tuvia Barlev
       Chief Executive Officer
       ACTELIS NETWORKS INC
       4039 Clipper Court
       Fremont, CA 94538

                                                        Re: ACTELIS NETWORKS
INC
                                                            Registration
Statement on Form S-1
                                                            Filed June 24, 2024
                                                            File No. 333-280434

       Dear Tuvia Barlev:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing